Exhibit 99

Joint Filer Information

The following joint filer has designated Chenghe Investment Co. as the “Designated Filer” for purposes of the attached Form 4:

1.	Qi Li 38 Beach Road #29-11 South Beach Tower Singapore

Date of Event Requiring Statement: February 15, 2024

Issuer Name and Ticker or Trading Symbol: Chenghe Acquisition Co. [CHEA]

Date: February 15, 2024

By:	/s/ Qi Li
Name:	Qi Li